Exhibit 10.4

MONTPELIER RE HOLDINGS LTD

2007 LONG-TERM INCENTIVE PLAN

AMENDMENT NO. 1

This Amendment No. 1 (this “Amendment”) to the Montpelier Re Holdings Ltd. 2007 Long-Term Incentive Plan, dated May 23, 2007 (the “Plan”), sponsored by Montpelier Re Holdings Ltd., a company organized under the laws of Bermuda (the “Company”), shall become effective as of this 1st day of August 2010.

SECTION 1.  Definitions.  Unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings assigned to them in the Plan.

SECTION 2.  Amendment.  The following paragraph is added to the Plan as Section 2(d):

Delegation of Authority to Officers.  The Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more officers of the Company the authority to make grants of Awards to employees (other than any officer subject to Section 16 of the Exchange Act) and consultants of the Company and its subsidiaries and all necessary and appropriate decisions and determinations with respect thereto.  To the extent that the Committee has delegated authority to one or more officers in accordance with this Section 2(d), all references to “Committee” in the Plan and in any applicable Award Agreement shall be deemed to refer to the officer(s) to whom such authority has been delegated.

SECTION 3.  Effect of this Amendment.  Except as specifically set forth in this Amendment, this Amendment shall have no effect on any of the Company’s rights or obligations under the Plan or any Award granted thereunder.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed, effective as of August 1, 2010.

MONTPELIER RE HOLDINGS LTD.

By
/s/ ANTHONY TAYLOR
Name: Anthony Taylor
Title: Chairman of the Board